AMS HEALTH SCIENCES, INC. ANNOUNCES ELECTION OF NEW BOARD MEMBER


Oklahoma City, OK March 10, 2006--AMS Health Sciences, Inc. (AMEX: AMM) announced today that the Board of Directors has approved the appointment of Stephen E. Jones as an independent director of the Company. Mr. Jones has been appointed to fill the vacancy left by the resignation of Brent Haggard in January 2006. Mr. Jones will stand for election at the annual shareholders' meeting later in the year.

Mr. Jones is currently the Vice President of Mergers & Acquisitions for Newport Capital Consultants, Inc., a position he has held for the past two years. Prior to Newport Capital Consultants, Inc., Mr. Jones was a Territory Manager for Ecolab and Johnson-Diversey since 1993. Mr. Jones holds a BSB degree in Marketing from Oklahoma City University. Mr. Jones currently lives in Frisco, Texas, a suburb of North Dallas, with his wife, Elizabeth and two young sons.

Mr. Jones and Newport Capital Consultants are involved as members of the National Investment Banking Association, as well as the Southern California Investment Association. Mr. Jones is a graduate of the Alliance of Merger &
Acquisition Advisors (AMAA) where he obtained the credential of being a Certified Merger & Acquisition Advisor (CM&AA) in June of 2005.

AMS Chairman and Chief Executive Officer, Dr. Jerry Grizzle said, "We are extremely pleased to have Steven join our board. His knowledge of the capital markets will be a great asset to AMS as we move forward with our recovery plans."

About AMS Health Sciences, Inc.
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AMS Health Sciences,  Inc., sells more than 60 natural nutritional  supplements, weight management products, and natural skincare products through independent distributors across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com